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THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Exhibit 12
Computation of Ratios
(In thousands, except ratios)


                                     Three Months Ended   Six Months Ended
                                          June 30             June 30
                                     ------------------  ------------------
                                        1995     1994      1995     1994
                                       -----    -----     -----    -----
EARNINGS:
Income before income taxes          $143,254   159,194   291,400  241,197
Add: fixed charges                    19,291    15,392    36,736   32,870
                                     -------   -------   -------  -------
   Income, as adjusted              $162,545   174,586   328,136  274,067
                                     =======   =======   =======  =======

FIXED CHARGES:
Interest costs                       $13,740    10,358    25,357   20,212
Rental expense (1)                     5,551     5,034    11,379   12,658
                                     -------   -------   -------  -------
   Total fixed charges               $19,291    15,392    36,736   32,870
                                     =======   =======   =======  =======

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Fixed charges                        $19,291    15,392    36,736   32,870
PSOP preferred stock dividends         4,538     4,591     9,092    9,194
Dividends on monthly income
 preferred securities                  1,553        -      1,553        -
                                     -------   -------   -------  -------
    Total fixed charges and preferred
     stock dividends                 $25,382    19,983    47,381   42,064
                                     =======   =======   =======  =======

Ratio of earnings to fixed charges      8.43     11.34      8.93     8.34
                                     =======   =======   =======  =======

Ratio of earnings to combined fixed charges
 and preferred stock dividends          6.40      8.74      6.93     6.52
                                     =======   =======   =======  =======

(1) Interest portion deemed implicit in total rent expense.